As filed with the Securities and Exchange Commission on May  29, 2003

                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, D.C. 20549
                          ______________________________
                                    FORM S-8

                              REGISTRATION STATEMENT
                                       UNDER
                            THE SECURITIES ACT OF 1933
                          ______________________________

                            FOOD TECHNOLOGY SERVICE, INC.
                (Exact name of issuer as specified in its charter)
         FLORIDA                                               59-2618503
(State of Incorporation)                                    (I.R.S. Employer)
                               502 Prairie Mine Road
                              Mulberry, Florida 33860
                       (Address of Principal Executive Offices)

                   2000 INCENTIVE AND NON-STATUTORY STOCK OPTION PLAN
                            (Full title of the plan)

                             Richard G. Hunter, Ph.D.
                           Food Technology Service, Inc.
                             502 Prairie Mine Road
                             Mulberry, Florida 33860
                             Telephone: (941)425-0039
(Name, Address, including Zip Code, and Telephone Number, including Area Code, of Agent for Service)
                           ______________________________
                                    Copy to:
                           WILLIAM J. SCHIFINO, ESQ.
                     Williams Schifino Mangione & Steady, P.A.
                                   Suite 2600
                              One Tampa City Center
                              Tampa, Florida 33602
                          ______________________________
         Approximate Date of Commencement of Proposed Sale to the Public:
  As soon as practicable after the effective date of the Registration Statement.
                          ______________________________
                          CALCULATION OF REGISTRATION FEE
Proposed             Proposed
                      Amount         Maximum          Maximum       Amount of
Title of Securities   to be          Offering Price   Aggregate     Registration
to be Registered     Registered(1)   Per Share (2)    Offering Price    Fee
Common Stock,
  $.01 par value      500,000 shs  $1.02              $510,000.00      $42.00

(1) Pursuant to Rule 416, this Registration Statement also covers such indeterminate number of additional shares as may hereinafter be offered or issued to prevent dilution resulting from stock splits, stock dividends or similar transactions effected without receipt of consideration as provided by the Plan.

(2) Based on the closing price reported on the NASDAQ small cap market on May 21, 2003.
                                    PART I

                     INFORMATION REQUIRED IN THE PROSPECTUS

     As permitted by Rule 428 under the Securities Act of 1933, as amended (the "Securities Act"), this Registration Statement omits the information specified in Part I of Form S-8. The documents containing the information specified in
Part I will be delivered to the selected participants in the plan covered by this Registration Statement as required by Rule 428(b). Such documents are not being filed with the Securities and Exchange Commission (the "Commission") as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424(b) under the Securities Act.

                                   PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 3.      Incorporation of Documents by Reference.

     By this reference, the following documents filed or to be filed by Food Technology Service, Inc. (the "Company") with the Securities and Exchange Commission (the "Commission") are incorporated into and made a part of this Registration Statement:

(a) The Company's Annual Report on Form 10-KSB for the year ended
        December 31, 2002 filed pursuant to Section 13 of the Securities Exchange Act of 1934, as amended.

    B(1) Quarterly Report on Form 10-QSB for the quarter ended March 31, 2003 filed pursuant to Section 13 of the Securities Exchange Act of 1934, as amended.

    B(2) Proxy Statement dated April 25, 2003 filed in connection with the Company's Annual Meeting of Shareholders held May 21, 2003.

    B(3) All documents filed by the Company with the Commission subsequent to the date of this Registration Statement under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, and prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated into and made a part of this Registration Statement from the date of filing of such documents with the Commission.

    I The Company's Certificate of Incorporation authorizes the issuance of up to 20,000,000 shares of Common Stock, $.01 par value. The holders of the shares of Common Stock are entitled to one vote for each share held of record on all matters on which stockholders are entitled or permitted to vote. Such holders may not cumulate votes in the election of directors. The holders of Common Stock are entitled to receive such dividends as may lawfully be declared by the Board of Directors out of funds legally available therefore and to share pro rata in any other distribution to the holders of Common Stock. The holders of Common Stock are entitled to share ratably in the assets of the Company remaining after the payment of liabilities in the event of any liquidation, dissolution or winding up of the affairs of the Company. There are no preemptive rights, conversion rights, redemption or sinking fund provisions or fixed dividend rights with respect to Common Stock. All outstanding shares of Common Stock are fully paid and non-assessable, and the shares of Common Stock to be issued in this offering, upon payment therefore, will be fully paid and non-assessable.

Item 4.      Description of Securities.

     Not applicable.

Item 5.      Interests of Named Experts and Counsel.

     The validity of the Common Stock issuable under the Company's 2000 Incentive and Non-Statutory Stock Option Plan will be passed upon for the Company by Williams Schifino Mangione & Steady, P.A., Tampa, Florida.

Item 6.      Indemnification of Directors and Officers.

     The Company has authority under applicable provisions of the Florida Business Corporation Act to indemnify its directors and officers to the extent provided under such Act. The Company's Bylaws provide indemnification provisions for the benefit of the Company's directors and officers. See Item 8, Exhibit 3(b).

Item 7.       Exemption From Registration Claimed.

     Not applicable.

Item 8.       Exhibits.

     The exhibit numbers on the following list correspond to the numbers in the exhibit table required pursuant to Item 601 of Regulation SB:

Exhibit No.      Description

3(a)       Articles of Incorporation incorporated by reference to Exhibit
           3(a) of the company's Registration Statement (File No. 33-36838-A).

3(b) Amendment to the Company's Articles of Incorporation effective July 22, 1991, incorporated by reference to Exhibit 3(b) of the Company's Registration Statement (File No. 333-44377) ordered effective January 16, 1998.

3I Amendment to the Company's Articles of Incorporation effective June 17, 1992, incorporated by reference to Exhibit 3I of the Company's Registration Statement (File No. 333-44377) ordered effective January 16, 1998.

3(d) Amendment to the Company's Articles of Incorporation effective June 22, 1994, incorporated by reference to Exhibit 3(d) of the Company's Registration Statement (File No. 333-44377) ordered effective January 16, 1998.

3(e) Amendment to the Company's Articles of Incorporation effective December 1, 1997, incorporated by reference to Exhibit 3(e) of the Company's Registration Statement (File No. 333-44377) ordered effective January 16, 1998.

3(f) By-Laws incorporated by reference to Exhibit 3(b) of the Company's Registration Statement (File No. 33-36838-A) ordered effective May 9, 1991.

4(a) 2000 Incentive and Non-Statutory Stock Option Plan incorporated by reference to Exhibit A of the Company's Definitive Proxy Statement, (File No. 0-19047) filed with the Commission on May 24, 2000.

5          Opinion of Williams Schifino Mangione & Steady, P.A.

23(a)      Consent of Williams Schifino Mangione & Steady, P.A.  See Exhibit 5.

23(b)      Consent of Faircloth & Associates, P.A.

Item 9.    Undertakings.  The undersigned Company hereby undertakes:

     (1) To file, during any period in which offers of sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

           (ii) To reflect in the prospectus any facts or event arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

(ii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Company pursuant to
Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to Be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

The undersigned Company hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Company's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.



Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.



                                 SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned thereunto duly authorized, in the City of Tampa and State of Florida, on the 21st day of May 2003.


                                            FOOD TECHNOLOGY SERVICE, INC.




                                            By: /s/ Richard G. Hunter, Ph.D.
                                               Richard G. Hunter, Ph.D.
                                               Chief Executive Officer and
                                               Chief Financial Officer


Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.


Signature                                 Title                  Date

  /s/ Richard G. Hunter, Ph.D.            Director               May 21, 2003
Richard G. Hunter, Ph.D.


  /s/ Thomas J. Daw                       Director               May 21, 2003
Thomas J. Daw


  /s/ Frank M. Fraser                     Director               May 21, 2003
Frank M. Fraser


  /s/ David Nicholds                      Director               May 21, 2003
David Nicholds


                                          Director

John T. Sinnott, M.D., F.A.C.P.


                                          Director
Michael W. Thomas






                                                                      Exhibit 5




May 22, 2003




Food Technology Service, Inc.
502 Prairie Mine Road
Mulberry, Florida 33860

       Re:Form S-8 Registration

Gentlemen:

We are acting as counsel for Food Technology Service, Inc. a Florida corporation (the "Company"), in connection with the proposed offer by the Company of up to 500,000 shares of the Company's Common Stock (the "Shares") pursuant to the Company's 2000 Incentive and Non-Statutory Stock Option Plan (the "Plan"). Such offering of shares is covered by a prospectus forming a part of the Company's Registration Statement on Form S-8, being filed with the Securities and Exchange Commission. We are rendering this opinion as of the date hereof.

We have examined, among other things, the Certificate of Incorporation and By-laws, as amended, of the Company, the records of corporate proceedings of the Company which have occurred prior to the date hereof with respect to such offering, the Registration Statement, the Plan and such other documents and representations as we deemed necessary in order to render the opinion expressed herein.

Based upon the foregoing, it is our opinion that the Shares have been legally authorized for issuance and, upon the issuance and delivery thereof in accordance with the provisions of the Plan, and as set forth in the Registration Statement, will be legally issued, fully paid and non-assessable.

We hereby consent to the statements with respect to us in connection with the filing of this opinion as an exhibit to the Registration Statement.

                                      Yours truly,

                                      Williams Schifino Mangione & Steady, P.A.



                                      /s/ William J. Schifino
                                      William J. Schifino
                                      For the Association

WJS/mc


                                                                   Exhibit 23(b)






                CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

As independent certified public accountants, we hereby consent to the incorporation by reference in this Form S-8 or our report dated March 5, 2003, included in the Company's Form 10-KSB for the year ended December 31, 2002, and to all references to our firm included in this Form S-8.


                                               Faircloth & Associates, P.A.

                                               /s/ Faircloth & Associates, P.A.

                                               By:  /s/ John Faircloth
                                                    John Faircloth


Tampa, Florida
May 22, 2003



2